Exhibit 10.19

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of November 1, 2013 (the “Effective Date”), is made by and among Installed Building Products, Inc., a Delaware corporation, having its principal offices at 495 South High Street, Suite 50, Columbus, Ohio 43215 (the “Company”), Installed Building Products, LLC, a Delaware limited liability company (“IBP LLC”), and Jeffrey W. Edwards (the “Executive”).

RECITALS

WHEREAS, IBP LLC and the Executive are currently parties to that certain consulting agreement (the “Consulting Agreement”), dated as of March 2004; and

WHEREAS, IBP LLC and the Executive desire to terminate the Consulting Agreement effective as of the Effective Date, and the Company and IBP LLC desire to employ the Executive as their respective Chief Executive Officer and President, and the Executive desires to be so employed by the Company and IBP LLC upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows, effective as of the Effective Date:

1. Employment. As of the Effective Date, IBP LLC and Executive hereby agree to terminate the Consulting Agreement and further agree and acknowledge that neither IBP LLC nor the Executive has any rights or outstanding obligations under the Consulting Agreement. Subject to the terms and provisions set forth in this Agreement, the Company and IBP LLC hereby agree that, during the Term (as defined in Section 2 below), the Executive shall be employed as Chief Executive Officer and President of the Company and IBP LLC, and the Executive hereby accepts such employment. Effective on the Effective Date, the Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”). During the Term and for so long as shares of the Company’s capital stock are traded on a national securities exchange, the Company shall use reasonable efforts as may be necessary to nominate the Executive annually for re-election as a member of the Board.

2. Term of Employment. The “Term” of employment under this Agreement shall be the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Expiration Date”); provided, however, that this Agreement shall be automatically renewed, and the Term shall be automatically extended for one (1) additional year on the Expiration Date and each anniversary of the Expiration Date thereafter, unless the Executive gives notice to the Company and to IBP LLC, or the Company or IBP LLC gives notice to the Executive, at least ninety (90) days prior to the expiration of the Term (including any renewal thereof) of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 9.3). The “Term” shall include any extension or renewal thereof. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated pursuant to the provisions of Section 5 hereof.

3. Positions, Responsibilities and Duties.

3.1. Positions. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and IBP LLC. In this capacity, the Executive shall have the duties,

authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in such position in companies similar in nature and size to the Company or IBP LLC, as applicable, and such other duties, authorities and responsibilities as the Board shall designate from time to time that are not inconsistent with the Executive’s position as the Chief Executive Officer and President of the Company and IBP LLC. During the Term, the Executive shall report to the Board.

3.2. Duties. During the Term, the Executive shall devote the amount of his business time necessary and proper to conduct the business and affairs of the Company and IBP LLC, and the Executive shall use his best efforts to perform faithfully the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not create a conflict of interest or substantially interfere with the performance of his duties and responsibilities hereunder, to (i) manage his personal and family, financial and legal affairs, (ii) participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards or committees of such entities), (iii) serve on the boards of directors of the Salvation Army and the Columbus Museum of Art, and (iv) continue to engage in non-competitive operational activities for the Real Estate Business (as defined below). The parties hereby acknowledge that the Executive, in addition to the services he performs for the Company and IBP LLC, has historically operated a substantial real estate development business (the “Real Estate Business”) and, during the Term, it is expected that the Executive will continue to engage in the Real Estate Business in accordance with the terms and conditions of this Agreement. The parties hereby acknowledge and agree that, although Executive’s principal place of business will be the Company’s headquarters in Columbus, Ohio, the Executive shall be permitted to carry out his duties and responsibilities under this Agreement from any other location deemed appropriate by the Executive.

4. Compensation and Other Benefits.

4.1. Base Salary and Bonus. During the Term, the Executive shall receive a base salary per annum payable in accordance with the Company’s or IBP LLC’s normal payroll practices of not less than $600,000 (“Base Salary”), subject to adjustments as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time. During the Term, the Executive will be eligible to participate in the Company’s or IBP LLC’s annual incentive programs, as may be in effect from time to time in accordance with the Company’s or IBP LLC’s compensation practices and the terms and provisions of such programs, as established by the Compensation Committee.

4.2. Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plan that the Company or IBP LLC has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. The Executive shall accrue vacation at a rate of four (4) weeks per year in accordance with the Company’s or IBP LLC’s vacation policies. Notwithstanding the foregoing, the Company or IBP LLC may modify or terminate any employee benefit plan at any time.

4.3. Expense Reimbursement. Upon presentation of appropriate documentation, the Executive shall be entitled to receive reimbursement from the Company or IBP LLC of all reasonable business expenses incurred by the Executive in performing services (including automobile reimbursement) hereunder, provided that such expenses shall be paid and must be incurred in accordance with the Company’s or IBP LLC’s expense reimbursement policy, and any other applicable policies and procedures established from time to time by the Company or IBP LLC.

5. Termination. The Executive’s employment and the Term shall terminate on the first of the following to occur:

5.1. Death. Automatically on the date of death of the Executive.

5.2. Disability. The date on which the Executive shall have experienced a Disability. For purposes of this Agreement, “Disability” shall mean either (i) a long-term disability entitling the Executive to receive benefit payments under the Company’s or IBP LLC’s long-term disability plan as then in effect or (ii) if no such plan is then in effect or applicable to the Executive, the Executive’s incapacity, due to physical or mental illness, which has rendered him unable to perform the essential functions of his position for a total of one hundred twenty (120) days (whether or not consecutive) during any consecutive 365-day period; provided, further, that any question as to the existence of the Disability of the Executive under subclause (ii) above as to which the parties hereto cannot agree shall be determined in writing by a qualified independent licensed healthcare provider selected by the Company or IBP LLC. The determination of a Disability by such healthcare provider shall be final and conclusive for all purposes of this Agreement. In conjunction with the foregoing, the Executive shall agree to consent to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, or which is required by such healthcare provider, and to furnish such medical information as may be reasonably requested, and to waive any applicable patient privilege that may arise because of such examination.

5.3. Cause. Immediately upon written notice from the Company or IBP LLC to the Executive of a termination for Cause. “Cause” shall mean: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) the Executive’s willful commission of an act of fraud, dishonesty or other act of willful misconduct in the course of the Executive’s duties hereunder that has a significant adverse effect on the Company, IBP LLC or their respective affiliates; (iii) the Executive’s willful failure to perform the Executive’s duties under this Agreement after the Company or IBP LLC has delivered to the Executive a written demand for performance which describes the basis for the Board’s belief that the Executive has violated his obligations to the Company or IBP LLC and the Executive fails to cure such alleged violation or failure within thirty (30) days after receipt of such notice; or (iv) any material breach by the Executive of this Agreement after the Company or IBP LLC has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has materially breached this Agreement, and the Executive fails to cure such alleged breach within thirty (30) days after receipt of such notice.

5.4. Without Cause. The date upon which the Company or IBP LLC shall give the Executive a notice of involuntary termination (or the termination date specified in such notice) without Cause (other than for death or Disability).

5.5. Good Reason. Upon written notice by the Executive to the Company and IBP LLC of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are corrected in all material respects by the Company or IBP LLC within thirty (30) days following written notification by the Executive to the Company and IBP LLC that the Executive intends to terminate the Executive’s employment hereunder for one of the following reasons: (i) a material diminution in the Executive’s Base Salary in effect from time to time; (ii) a material diminution in the Executive’s duties, authorities or responsibilities; (iii) a relocation of the Executive’s primary work location by more than 50 miles from its then current location; or (iv) any material breach by the Company or IBP LLC of this Agreement. The Executive shall provide the Company and IBP LLC with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive. If the Company or IBP LLC fails to correct any such event alleged to constitute Good Reason, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the correction period for the termination to be considered a Good Reason termination.

5.6. Resignation Without Good Reason. Upon thirty (30) days’ prior written notice by the Executive to the Company and IBP LLC of the Executive’s voluntary termination of employment without Good Reason (which the Company or IBP LLC may, in its sole discretion, make effective earlier than any notice date).

5.7. Expiration of Term; Non-Extension of Agreement. Upon the expiration of the Term due to a non-extension of the Agreement by the Company and IBP LLC or the Executive pursuant to the provisions of Section 2 hereof.

6. Payments upon Termination.

6.1. Accrued Amounts. In the event of a termination of the Executive’s employment for any reason, the Executive shall be entitled to: (i) any Base Salary earned but unpaid through the date of termination; and (ii) the Executive’s accrued and unused vacation and unreimbursed business expenses (for which the Executive is entitled to reimbursement under this Agreement), in each case, as of the date of such termination (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid within sixty (60) days following termination of employment.

6.2. Severance Payments. Subject to the Executive’s compliance with the obligations in Sections 6.3 and 7 hereof, in the event of a termination of the Executive’s employment (i) by the Company or IBP LLC without Cause, or (ii) by the Executive for Good Reason, the Executive will be entitled, in addition to the Accrued Amounts, to the following payments (collectively, the “Severance Payments”):

6.2.1. Base Salary continuation payments in accordance with the regular payroll practices of the Company or IBP LLC for a period of eighteen (18) months (the “Severance Period”) following any such termination; provided, however, if any such termination occurs within the two-year period following a Change in Control, the Severance Period shall instead be twenty-four (24) months (unless such Change in Control results from the sale by Executive of all of his equity interests in the Company, in which case, the foregoing proviso shall not apply);

6.2.2. any bonus earned but unpaid under the Company’s or IBP LLC’s annual incentive programs for the year immediately preceding the year of termination based on actual Company performance and payable at the same time as such bonus for such year would have otherwise been paid; and

6.2.3. any bonus earned under the Company’s or IBP LLC’s annual incentive programs for the year of termination based on actual Company performance, with such bonus pro-rated from the beginning of the year of termination to the date of termination and payable at the same time as such bonus for such year would have otherwise been paid; and

provided, that, notwithstanding anything herein to the contrary, the first payment of the Severance Payments shall be made on the first payroll period occurring after the sixtieth (60th) day following the date of termination of the Executive’s employment and shall include payment of any amounts that would otherwise be due prior thereto. For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following: (A) the acquisition (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (other than any of the Edwards Investors) of beneficial ownership (within the meaning of Rule

13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing 45% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition; (B) an election of Persons to the Board that causes two-thirds of the Board to consist of Persons other than (i) members of the Board on the Effective Date and (ii) Persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of Persons who were members of the Board on the Effective Date; provided that any Person nominated for election by a Board at least two-thirds of which consisted of Persons described in clauses (i) or (ii) or by Persons who were themselves nominated by such Board shall be deemed to have been nominated by a Board consisting of Persons described in clause (i); or (C) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person (other than any of the Edwards Investors). As used herein, (i) “Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision), and (ii) “Edwards Investors” means Jeffrey Edwards, Peter Edwards, Anne Edwards and Michael Edwards, and the investment entities through which any of them directly and indirectly beneficially owns shares of the Common Stock.

6.3. Conditions to the Receipt of the Severance Payments. Notwithstanding anything herein to the contrary, (i) the receipt of the Severance Payments pursuant to Section 6.2 hereof shall be subject to the Executive’s signing and not revoking, within sixty (60) days following his termination of employment, a customary release of claims in the form provided to him by the Company and IBP LLC within seven (7) days following his employment termination (the “Release”), which Release must have become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s termination of employment (the “Release Deadline”), and if the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to the Severance Payments and, for the avoidance of doubt, in no event will any Severance Payments be paid or provided; and (ii) the receipt of the Severance Payments pursuant to Section 6.2 hereof shall be subject at all times to the Executive’s continued compliance in all material respects with the provisions of Section 7 hereof.

7. Restrictive Covenants. In consideration of the compensation and benefits to the Executive provided hereunder and as a result of the Executive’s employment with the Company, the Executive agrees to be subject to and bound by the restrictive covenants contained in this Section 7. For purposes of this Section 7, the term “Company” shall include the Company and its subsidiaries (including, without limitation, IBP LLC). The obligations contained in this Section 7 shall survive the termination or expiration of the Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

7.1. Non-Solicitation. During the Term and for a period of two (2) years thereafter, the Executive agrees that the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any customer of the Company to curtail, reduce or terminate its business relationship with the Company, or in any other way interfere with any such business relationships with the Company; (ii) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 7.1 while so employed or retained and for a period of ninety (90) days thereafter.

7.2. Non-Competition. The Executive acknowledges and agrees that he performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Term, and for a period of two (2) years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the business of sales, installation, marketing, or distribution of insulation, insulation materials or acoustic products, or shower enclosures, shelving, mirrors, blinds or bath accessories, or with respect to any other business or products that the Company engages in or manufactures as the case may be (regardless of whether such activity is at the manufacturing, distribution or retail level) on the date of termination or in which they have planned to engage or manufacture as the case may be, on or prior to such termination date, to be engaged in or manufacture on or after such date as the case may be, in any case within a one hundred (100) mile radius of any of the Company’s (or any of its affiliates’) existing or future branch operations. Notwithstanding the foregoing provisions, for so long as the Real Estate Business does not compete with the Company’s business, this Section 7.2 shall not apply with respect to Executive’s engagement in the Real Estate Business. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living.

7.3. Confidentiality. The Executive shall not, during the Term and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive’s rights against the Company or to defend himself against any allegations). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers (including the identity and lists of former, current or potential customers), suppliers, employees, consultants, computer or other files, projects, products, product designs, services, inventions, patents, patent applications, trade secrets, computer disks or other media, computer hardware or computer software programs, marketing plans, marketing methods, financial information, technical information, sales and distribution information, price lists, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, techniques, data gathering methods and/or strategies of the Company. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 7.3).

7.4. Non-Disparagement. During the Term and at any time thereafter, the Executive agrees, and the Company shall instruct its executive officers, not to make any defamatory or disparaging remarks, comments or statements regarding the other party (and, if applicable, any of the other party’s subsidiaries or affiliates, or any of its or their respective officers, directors, employees, shareholders, agents or products), in any manner reasonably likely to be harmful to any of them or, if applicable, their respective products, services, business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.5. Injunctive Relief. The Executive acknowledges and agrees that the restrictions set forth in this Section 7 are necessary for the reasonable and proper protection of the Company’s business, and that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof. The Executive further acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 7 of this Agreement. The Executive agrees that, in addition to any and all other legal remedies available, the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.

7.6. Reformation. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 7 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction, and such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

7.7. Inventions.

7.7.1. The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

7.7.2. In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

7.8. Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

8. Representations of the Executive. The Executive represents and warrants to the Company and IBP LLC that (i) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (ii) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

9. Miscellaneous.

9.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, applied without reference to principles of conflict of laws. All of the parties hereto agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Ohio with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.

9.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.3. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company or IBP LLC:	Installed Building Products, Inc.
495 South High Street, Suite 50
Columbus, OH 43215

Attn: General Counsel

To the Executive:	At the address shown on the records
of the Company or IBP LLC

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.4. No Assignment. This Agreement is personal to the Executive and he may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company and IBP LLC.

9.5. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, foreign state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

9.8. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, without limitation, the Consulting Agreement, which the Executive and IBP LLC agree is hereby terminated and of no further force or effect.

9.9. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.10. Waivers. The failure of the Company or IBP LLC at any time, or from time to time, to require performance of any of the Executive’s obligations under this Agreement shall in no manner affect the Company’s or IBP LLC’s right to enforce any provisions of this Agreement at a subsequent time. The waiver by the Company or IBP LLC of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

9.11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

10. Code Section 409A Compliance.

10.1. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or IBC LLC be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

10.2. Notwithstanding anything to the contrary in this Agreement, (i) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” (ii) if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the date that is immediately following the date of the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”), and (iii) upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

10.3. Notwithstanding anything to the contrary in this Agreement, with regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

10.4. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INSTALLED BUILDING PRODUCTS, INC.

/s/ Michael T. Miller
By:	Michael T. Miller
CFO

INSTALLED BUILDING PRODUCTS, LLC

/s/ Michael T. Miller
By:	Michael T. Miller
EVP - Finance

EXECUTIVE

/s/ Jeffrey W. Edwards
Jeffrey W. Edwards

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